As Filed with the Securities and Exchange Commission on March 13, 2009
Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under the
SECURITIES ACT OF 1933

EMULEX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	51-0300558 (IRS Employer Identification No.)

3333 Susan Street Costa Mesa, California (Address of Principal Executive Offices)	92626 (Zip Code)
EMULEX CORPORATION EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plan)
JAMES M. MCCLUNEY
Chief Executive Officer and President
EMULEX CORPORATION
3333 Susan Street
Costa Mesa, California 92626
(Name and Address of Agent for Service)
(714) 662-5600
(Telephone number, including area code, of agent for service)

Copies of Communications to:

RANDALL G. WICK Senior Vice President and General Counsel EMULEX CORPORATION 3333 Susan Street Costa Mesa, California 92626 (714) 662-5600 Fax: (714) 641-0172	ROBERT M. STEINBERG, Esq. JEFFER, MANGELS, BUTLER & MARMARO LLP 1900 Avenue of the Stars, Seventh Floor Los Angeles, California 90067 (310) 203-8080 Fax: (310) 203-0567
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of Securities	Amount	Proposed	Proposed	Amount of
to be	to be	Maximum Offering	Maximum Aggregate	Registration
Registered(1)	Registered(1)	Price Per Share(2)	Offering Price(2)	Fee(2)
Common Stock, par value $0.10 per share, to be issued under Employee Stock Purchase Plan	1,500,000	$4.76	$7,140,000.00	$280.61

(1)	Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions. Registered securities include attached preferred stock purchase rights issuable pursuant to the Registrant’s existing Rights Plan.

(2)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. Fee calculation is based on the average of the high and low prices for the Registrant’s common stock as reported on the New York Stock Exchange on March 10, 2009.

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 1,500,000 shares of Common Stock that may be issued pursuant to the Emulex Corporation Employee Stock Purchase Plan. Pursuant to General Instruction E of Form S-8, the Registration Statements on Form S-8 previously filed with the Commission relating to the Emulex Corporation Employee Stock Purchase Plan (Registration Statement No. 333-52842 filed December 28, 2000, Registration Statement No. 333-100514 filed October 11, 2002, and Registration Statement No. 33-120837 filed November 30, 2004) are incorporated by reference except as revised herein.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents are incorporated by this reference into this Registration Statement:
          (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 29, 2008, filed on August 20, 2008, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
          (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above;
          (c) The description of the Registrant’s Common Stock to be offered hereby which is contained in its Registration Statement on Form 8-A filed June 12, 2002 (File No. 001-31353) pursuant to Section 12(b) of the Exchange Act.
          (d) The description of the Registrant preferred stock purchase rights which is contained in its Registration Statement on Form 8-A filed January 22, 2009 (File No. 001-31353) pursuant to Section 12 of the Exchange Act.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For purposes of this registration statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities
     Not Applicable.
Item 5. Interests of Named Experts and Counsel
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     As permitted by Section 145 of the Delaware General Corporation Law (“Section 145”), the Registrant’s Certificate of Incorporation provides that the directors will not be liable to the Registrant or to any stockholder for monetary damages for breach of fiduciary duty as a director, to the full extent that such limitation or elimination of liability is permitted under Delaware law.

     Also as permitted by Section 145, the Registrant’s Bylaws provide that the Registrant will indemnify its directors and officers to the full extent permitted under Delaware law. Pursuant to the Bylaws and Section 145, the Registrant will indemnify each director and officer against any liability incurred in connection with any action, suit, proceeding or investigation in which he may be involved by reason of serving in such capacity at the request of the Registrant.
     Each director and officer is also entitled to indemnification against costs and expenses (including attorneys’ fees) incurred in defending or investigating any action, suit, proceeding or investigation in which he may be involved by reason of serving in such capacity at the request of the Registrant. The Bylaws and indemnity agreements entered into between the Registrant and each of its directors permit the Registrant to advance funds to a director or officer for such costs and expenses (including attorneys’ fees) in certain circumstances. Notwithstanding the foregoing, no advance shall be made by the Registrant if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel, that based upon the facts known to the Board or counsel at the time such determination is made: (i) the director or officer acted in bad faith or deliberately breached his duty to the Registrant or its stockholders; and (ii) as a result of such actions by the director or officer, it is more likely than not that it will ultimately be determined that such director or officer is not entitled to indemnification.
     The indemnification and advancement of expenses provided by the Bylaws and any indemnity agreements are not exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled under the Bylaws, indemnity agreements, any vote of stockholders or disinterested directors or otherwise. The indemnification and advancement of expenses provided by the Bylaws and the indemnity agreements continue as to a person who has ceased to be a director or officer and inure to the benefit of the heirs, executors and administrators of such a person.
     The Registrant has purchased a directors’ and officers’ liability insurance policy insuring directors and officers of the Registrant against any liability asserted against such person and incurred by such person in any such capacity, whether or not the Registrant would have the power to indemnify such person against such liability under the Bylaws or any indemnity agreement.
Item 7. Exemption from Registration Claimed
     Not Applicable.
Item 8. Exhibits
     The Exhibits to this Registration Statement are listed in the Index to Exhibits which is incorporated herein by this reference.
Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on the 12th day of March, 2009.

EMULEX CORPORATION
By:	/s/ James M. McCluney
James M. McCluney, Chief Executive Officer and President

POWER OF ATTORNEY
          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James M. McCluney and Michael J. Rockenbach, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ James M. McCluney JAMES M. MCCLUNEY	Chief Executive Officer, President and Director (Principal Executive Officer)	March 12, 2009

/s/ Paul F. Folino PAUL F. FOLINO	Executive Chairman of the Board and Director	March 12, 2009

/s/ Fred B. Cox FRED B. COX	Chairman Emeritus of the Board and Director	March 12, 2009

/s/ Michael J. Rockenbach MICHAEL J. ROCKENBACH	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 12, 2009

SIGNATURE	TITLE	DATE

/s/ Michael P. Downey MICHAEL P. DOWNEY	Director	March 12, 2009

/s/ Bruce C. Edwards BRUCE C. EDWARDS	Director	March 12, 2009

/s/ Robert H. Goon ROBERT H. GOON	Director	March 12, 2009

/s/ Don M. Lyle DON M. LYLE	Director	March 12, 2009

/s/ Dean A. Yoost DEAN A. YOOST	Director	March 12, 2009

INDEX TO EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Jeffer, Mangels, Butler & Marmaro LLP as to legality of securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Jeffer, Mangels, Butler & Marmaro LLP (reference is made to Exhibit 5.1).

24.1	Power of Attorney (contained on page II-2).

99.1	Emulex Corporation Employee Stock Purchase Plan, as amended (incorporated by reference to Appendix A to the Registrant’s Schedule 14A filed on October 13, 2008).